Exhibit 99.1

          NEWS RELEASE

HECLA RECEIVES COURT APPROVAL ON THE COEUR D’ALENE BASIN ENVIRONMENTAL SETTLEMENT

FOR IMMEDIATE RELEASE
September 9, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) is pleased to report that the U.S. District Court for the District of Idaho has approved and entered Hecla’s Consent Decree, which resolves all claims of the United States, the Coeur d’Alene Tribe, and the State of Idaho against Hecla Limited for historic environmental liability in the Coeur d’Alene Basin Superfund Site.

“We are very pleased with the Court’s approval of the settlement, and support by all the parties in resolving this protracted litigation,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “As one of the largest private employers in North Idaho, we look forward to working in concert with our various stakeholders for a prosperous Silver Valley. With the litigation behind us, we can now focus on a new chapter and the opportunities ahead.”

Under the terms of the Consent Decree previously disclosed, Hecla will pay a total of $263.4 million, plus certain interest payments, over a period of three years, to the United States, the State of Idaho, and the Coeur d’Alene Tribe. The initial payment of $167 million is payable by October 8, 2011. The second and third payments of $25 million and $15 million will be payable one and two years later, respectively. In addition, proceeds from the exercise of any outstanding Series 1 and Series 3 warrants (which have an exercise price between $2.45 and $2.50 per share) with an aggregate exercise price of $56 million, will be paid as quarterly payments, with the remaining balance, if any, due in August 2014. The payments are before any income tax benefits.

Hecla has a strong balance sheet with $377 million in cash and cash equivalents as of June 30, 2011 and no debt, low cash costs, and excellent silver margins. During the first half of 2011 alone, we generated $127 million of operating cash flow. The Company has sufficient cash on hand to fulfill our settlement obligations, meet all capital, pre-development, and exploration requirements for 2011; and adequate funding to pursue other value generating initiatives for our shareholders.

For more information on the terms of settlement contained in the Consent Decree, please see our 2011 SEC filings at www.sec.gov.

Visit Hecla’s new website at www.hecla-mining.com which includes more in-depth information about the company, our people, our properties, interesting historical and silver facts, social responsibility initiatives and accomplishments, and a detailed investor section.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements
Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada